as an initial procurement to the Strategic National Stockpile {SNS). Emergent will be responsible for shipping and transport of filled and finished AV7909 product to the SNS and the costs associated with the delivery. Under CLIN 0006 Emergent shall manufacture, fill, and deliver [**] doses procured from [**] through [**], as an additional procurement to the SNS. Emergent will be responsible for shipping and transport of filled and finished AV7909 product to the SNS and the costs associated with the delivery. For CLINs 0004 and 00006, BARDS may accept “Short Dated Doses” (doses dated [**] months but [**] months from the date of manufacture if such doses are delivered along with the appropriate number of additional doses (“Additional Doses”). Additional Doses shall be calculated at [**]% of the number of delivered Short Dated Doses (e.g. [**] Short Dated Doses + [**] Additional Doses for a total delivery of [**] doses). For CLIN 0011A ed Shelf- [**] [**] from the date of manufacture) at a discounted price. These anthrax vaccine doses will have two different unit prices depending on the age of the vaccine post- manufacture. Vaccine doses delivered up to or equal to [**] months from their manufacture date will be charged a dose price of $[**] per dose. Vaccines delivered with a reduced shelf life [**] months, but [**] months post-manufacture will be charged a unit dose price of $[**] per dose. BARDA will not accept any vaccine older than [**] months post-manufacture. For CLIN 0011B, Emergent shall provide [**] doses, dated less than or equal to [**] months from the date of manufacture (> [**] month shelf life at month of delivery at $[**] per dose between [**] through [**]. For CLIN 0011C, Emergent shall provide [**] doses, dated less than or equal to [**] months from the date of manufacture (> [**] month shelf life at month of delivery) at $[**] per dose and [**] doses, dated less than or equal to [**] months from the date of manufacture (> [**] month shelf life at month of delivery). For CLIN 0011D, Emergent shall provide an estimated [**] doses, dated less than or equal to [**] months from the date of manufacture (> [**] month shelf life at month of delivery) at $[**] per dose and an estimated [**] doses, dated less than or equal to [**] months from the date of manufacture (> [**] month shelf life at month of delivery). For delivery to the SNS, Emergent shall comply with the relevant associated activities and deliverables as outlined in the Quality Agreement {attached) as signed by Emergent, BARDA, and the SNS. Emergent shall provide appropriate documentation to BARDA for quality assurance of the final drug product delivered to the SNS and invoice appropriately. 1.9 Reporting Requirements and Deliverables Reports As part of the work to be performed under this contract, Emergent will prepare and deliver the following reports throughout the period of performance. Monthly Technical Progress Reports On the fifteenth {15) day of each month for the previous calendar month, Emergent will submit to the COR and the CO a Technical Progress Report covering the previous calendar month. The first reporting period consists of the first full month of performance plus any fractional part of the initial month. Thereafter, the reporting period will consist of each calendar month. The frequency of Technical Progress Reporting will be determined by the CO and COR during negotiations of the contract. The format and type of Technical Progress Report and Executive Summary will be provided by the COR. The Technical Progress Reports will summarize progress for the reporting period, such as: management and administrative updates, December 2024 Page 7